Exhibit 99.1

Contact:	Media Contact:
Sylvia Wheeler	Susan Lehner
Sr. VP, Corporate Affairs & Investor Relations	510 809 2137
510 809 9264	press@aduro.com

Aduro Biotech Reports Second Quarter 2017 Financial Results

BERKELEY, Calif., August 2, 2017 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the second quarter of 2017. Net loss for the second quarter 2017 was $19.4 million, or $0.27 per share, and for the six months ended June 30, 2017 net loss was $41.2 million, or $0.59 per share, compared to net income of $2.3 million, or $0.04 per share, and net loss of $26.5 million, or $0.41 per share, respectively, for the same periods in 2016.

Cash, cash equivalents and marketable securities totaled $377.2 million at June 30, 2017, compared to $361.9 million at December 31, 2016.

“We are making great progress as we approach a number of near-term milestones across all three of our distinct immunotherapy platforms,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “In the remaining period of 2017, we expect to initiate a number of new clinical trials, including a combination trial with ADU-S100 and anti-PD-1; a first-in-human Phase 1 trial with pLADD, a personalized second-generation LADD targeting neoantigens, in patients with certain colorectal cancers; and a first-in-human clinical trial with our lead B-select candidate, an anti-APRIL monoclonal antibody, in multiple myeloma. With these anticipated new trials, all of our technology platforms will be in the clinic. In addition, we expect to share preliminary clinical data from the ongoing Phase 1 dose escalation monotherapy trial of ADU-S100, as well as preliminary data from the ongoing Phase 2 trial of CRS-207 and anti-PD-1 in mesothelioma.  With a comprehensive portfolio of investigational immunotherapies, we are poised with multiple opportunities to deliver on our goal of building a successful biotech company by bringing innovative medicines to patients.”

Key Recent Accomplishments

•

Established a clinical collaboration with Merck to evaluate the combination of Aduro’s LADD agent CRS-207 with Merck’s anti-PD-1 KEYTRUDA® (pembrolizumab) in a Phase 2 trial in mesothelioma cancer and subsequently initiated this trial

•	Received FDA clearance of an Investigational New Drug Application (IND) for the Phase 1b study of Aduro’s ADU-S100 and PDR001, Novartis’ anti-PD-1 checkpoint inhibitor
•	Initiated a Phase 2 clinical trial of CRS-207 in combination with pembrolizumab for patients with previously-treated gastric cancer
•	Earned a $2 million milestone under a worldwide licensing agreement with Merck for work supporting the preparation of an IND for the B-select anti-CD27 monoclonal antibody

Remaining Anticipated 2017 Milestones

•	Initiate Phase 1 pLADD (personalized LADD) trial in certain colorectal cancers
•	Janssen expected to initiate Phase 1b/2 trial of ADU-214 in lung cancer and determine next steps for ADU-741 in prostate cancer
•	Initiate Phase 1b trial of ADU-S100 in combination with anti-PD-1 in collaboration with Novartis
•	Report early results from the Phase 2 mesothelioma study evaluating CRS-207 in combination with pembrolizumab
•	Report preliminary top-line findings from Phase 1 monotherapy trial of ADU-S100
•	File an IND for BION-1301, an anti-APRIL antibody
•	Initiate Phase 1 multiple myeloma trial with BION-1301, an anti-APRIL antibody

Second Quarter 2017 Financial Results

Revenue was $5.9 million for the second quarter of 2017 and $9.7 million for the six months ended June 30, 2017, compared to $39.0 million and $43.0 million, respectively, for the same periods in 2016. The decrease in revenue in both periods is due to the recognition of a $35.0 million milestone payment in the second quarter of 2016 in connection with the clinical advancement of ADU-

S100 under our agreement with Novartis. For the second quarter of 2017, the decrease was partially offset by the recognition of $2.0 million in connection with the achievement of a milestone under our anti-CD27 antibody agreement with Merck.

Research and development expenses were $21.4 million for the second quarter of 2017 and $42.0 million for the six months ended June 30, 2017, compared to $26.9 million and $47.8 million, respectively, for the same periods in 2016. The decrease in research and development expenses in both periods was primarily related to reduced GVAX Pancreas manufacturing and pancreatic cancer clinical trial expenses, partially offset by increased costs to manufacture our B-select antibodies as well as higher personnel and facility related costs in 2017.

General and administrative expenses were $8.3 million for the second quarter of 2017 and $16.5 million for the six months ended June 30, 2017, compared to $8.7 million and $17.7 million, respectively, for the same periods in 2016. The decrease in general and administrative expenses in both periods was primarily related to lower professional services and consulting expenses in 2017, partially offset by higher facility costs in 2017.

Income tax benefit was $3.8 million for the second quarter of 2017 and $6.5 million for the six months ended June 30, 2017, compared to a provision for income taxes of $1.5 million and $4.7 million, respectively, for the same periods in 2016.  The income tax benefit recorded in 2017 was due to the current benefit of federal income taxes paid in 2016.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. This platform is being developed as a treatment for multiple indications, including mesothelioma, gastric, ovarian, lung and prostate cancers. Additionally, a personalized form of LADD, or pLADD, is being developed utilizing tumor neoantigens that are specific to an individual patient’s tumor. Aduro's STING Pathway Activator platform is designed to activate the STING receptor in immune cells, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in a Phase 1 study in patients with cutaneously accessible metastatic solid tumors or lymphomas. Aduro’s B-select monoclonal antibody platform is comprised of a number of immune modulating assets in research and preclinical development, including BION-1301, an anti-APRIL antibody. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans, timing and the availability of results of our clinical trials and those of our collaborators, the timing and receipt of milestone payments, and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2017, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Collaboration and license revenue	$5,876	$38,938	$9,648	$42,921
Grant revenue	41	41	41	88
Total revenue	5,917	38,979	9,689	43,009
Operating expenses:
Research and development	21,440	26,882	42,011	47,809
General and administrative	8,245	8,700	16,523	17,699
Amortization of intangible assets	136	140	268	277
Total operating expenses	29,821	35,722	58,802	65,785
(Loss) income from operations	(23,904)	3,257	(49,113)	(22,776)
Interest income, net	780	520	1,430	974
Other loss, net	(64)	(9)	(68)	(31)
(Loss) income before income tax	(23,188)	3,768	(47,751)	(21,833)
Income tax (benefit) provision	(3,788)	1,472	(6,540)	4,698
Net (loss) income	$(19,400)	$2,296	$(41,211)	$(26,531)
Net (loss) income per common share, basic	$(0.27)	$0.04	$(0.59)	$(0.41)
Net (loss) income per common share, diluted	$(0.27)	$0.03	$(0.59)	$(0.41)
Shares used in computing net loss per common share, basic	71,101,336	64,434,903	69,679,746	64,138,737
Shares used in computing net loss per common share, diluted	71,101,336	71,473,807	69,679,746	64,138,737

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$183,815	$74,932
Short-term marketable securities	193,428	272,500
Accounts receivable	3,434	1,138
Prepaid expenses and other current assets	4,278	6,194
Total current assets	384,955	354,764
Long-term marketable securities	-	14,474
Property and equipment, net	26,360	26,384
Goodwill	8,318	7,658
Intangible assets, net	29,946	27,827
Restricted cash	468	468
Deferred tax assets	5,047	6,319
Other assets	8,465	717
Total assets	$463,559	$438,611
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,813	$2,206
Accrued clinical trial and manufacturing expenses	4,048	4,777
Accrued expenses and other liabilities	7,073	8,597
Deferred revenue	14,945	15,052
Total current liabilities	28,879	30,632
Deferred rent	7,778	6,786
Contingent consideration	6,044	4,032
Deferred revenue	155,556	162,963
Deferred tax liabilities	6,307	5,869
Other long term liabilities	1,255	1,109
Total liabilities	205,819	211,391
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	7
Additional paid-in capital	490,336	420,897
Accumulated other comprehensive benefit (loss)	608	(1,684)
Accumulated deficit	(233,211)	(192,000)
Total stockholders’ equity	257,740	227,220
Total liabilities and stockholders’ equity	$463,559	$438,611